JPMORGANCHASE

September 21, 2006
Filed pursuant to Rule 433
Registration Statement Nos. 333-126750 and 333-126750-06
September 21, 2006

JPMORGAN CHASE CAPITAL XIX
20,000,000 CAPITAL SECURITIES, SERIES S
Issuer:

JPMorgan Chase Capital XIX (the "Trust"), a Delaware statutory trust, the sole asset of which will be junior subordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase"). JPMorgan Chase will own all common securities of the Trust.

Guarantor:	JPMorgan Chase
Securities:	6.625% Capital Securities, Series S
Legal Format:	SEC Registered
Aggregate Liquidation Amount:	$500,000,000 (20 million Capital Securities)
Liquidation Amount:	$25 per Capital Security
Distributions:	6.625% until Scheduled Maturity Date
CUSIP/ISIN:	48123A207/US48123A2078
Listing:	NYSE (expected)
Ratings:	Moody's Investors Service: A2 Standard & Poor's: A- Fitch: A
Settlement Date:	September 28, 2006 (T+5)
Scheduled Maturity Date:	September 29, 2036
Final Repayment Date:	September 15, 2066
Interest Payment Dates:	Paid quarterly on each March 29, June 29, September 29, and December 29, commencing December 29, 2006, until Scheduled Maturity Date
Day Count Convention:	30/360, until Scheduled Maturity Date
Interest Rate after Scheduled Maturity Date:	One-month LIBOR plus 2.32% payable the last day of each calendar month based on Actual/360
Optional Redemption:

JPMorgan Chase may redeem the 6.625% Capital Securities, in whole or in part, at any time on or after September 29, 2011, at 100% of their principal amount plus accrued and unpaid interest, subject to the prior approval of the Federal Reserve Board.

Deferral Provision:

The Trust will defer payments on the 6.625% Capital Securities for up to 10 years if JPMorgan Chase defers payments on the underlying junior subordinated debt securities. Payments cannot be deferred beyond the maturity date of the junior subordinated debt securities on September 15, 2066. Any deferred payments will accrue additional interest at the then applicable rate, compounded on each interest payment date.

Replacement Capital Covenant:

A replacement capital covenant will apply until September 15, 2056. The dates referred to in the prospectus supplement on which the "applicable percentage" and the types of securities that constitute "qualifying capital securities" (as therein defined) will change are September 15, 2016 and September 15, 2036.

Public Offering Price:	$25.00
Underwriting Commissions:	$15,750,000
Overallotment Option:	The underwriters may purchase up to 3,000,000 additional Capital Securities within 30 days from the date of the prospectus to cover over-allotments
Use of Proceeds:	General corporate purposes.
Sole Structuring Advisor and Bookrunner:	J.P. Morgan Securities Inc.
Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC
Junior Co-Managers:	Bear, Stearns & Co. Inc., Fidelity Capital Markets Services, a division of National Financial Services LLC, RBC Dain Rauscher Inc., Wells Fargo Investments, LLC
Allocation:	Number of Capital Securities
J.P. Morgan Securities Inc.	3,151,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,151,000
Morgan Stanley & Co. Incorporated	3,151,000
UBS Securities LLC	3,151,000
Wachovia Capital Markets, LLC	3,151,000
Bear, Stearns & Co. Inc.	200,000
Fidelity Capital Markets Services, a division of National Financial Services LLC	200,000
RBC Dain Rauscher Inc.	200,000
Wells Fargo Investments, LLC	200,000
ABN AMRO Incorporated	130,000
Banc of America Securities LLC	130,000
BNP Paribas Securities Corp.	130,000
Charles Schwab & Co., Inc.	130,000
Deutsche Bank Securities Inc.	130,000
H&R Block Financial Advisors, Inc.	130,000
HSBC Securities (USA) Inc.	130,000
Legg Mason Wood Walker, Incorporated	130,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	130,000
Morgan Keegan & Company, Inc.	130,000
Oppenheimer & Co.	130,000
Piper Jaffray & Co.	130,000
Raymond James & Associates, Inc.	130,000
Sanders Morris Harris Group Inc.	130,000
TD Ameritrade, Inc.	130,000
BB&T Capital Markets, a division of Scott and Stringfellow	65,000
B. C. Ziegler and Company	65,000
Blaylock & Company, Inc.	65,000
C.L. King & Associates, Inc.	65,000
Comerica Securities, Inc.	65,000
Crowell, Weedon & Company	65,000
D.A. Davidson & Co.	65,000
Davenport & Company LLC	65,000
Doley Securities, LLC	65,000
Ferris, Baker Watts, Incorporated	65,000
Fifth Third Securities, Inc.	65,000
Guzman & Company	65,000
J.J.B. Hilliard, W.L. Lyons, Inc.	65,000
Janney Montgomery Scott LLC	65,000
Keefe, Bruyette & Woods, Inc.	65,000
Loop Capital Markets, LLC	65,000
Mesirow Financial, Inc.	65,000
Pershing LLC	65,000
Robert W. Baird & Co. Incorporated	65,000
Southwest Securities, Inc.	65,000
Stifel, Nicolaus & Company, Incorporated	65,000
SunTrust Capital Markets, Inc.	65,000
The Williams Capital Group, L.P.	65,000
______________________
Total	20,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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